Exhibit 99.1

Contact:
Jay Bullock
Chief Financial Officer
441.278.3727

ARGO GROUP ANNOUNCES 2010 THIRD QUARTER AND NINE MONTH RESULTS

Book value per share up 14.2 percent over the prior 12 months as the company maintains a disciplined approach to the competitive market, pursues product/geographic diversification, and actively manages capital.

HAMILTON, Bermuda (Nov. 2, 2010) – Argo Group International Holdings, Ltd. (NasdaqGS: AGII), an international underwriter of specialty insurance and reinsurance products, today announced financial results for the three and nine months ended Sept. 30, 2010.

Highlights for the three months ended Sept. 30, 2010:
•	Total revenue was $333.3 million versus $380.5 million in the third quarter of 2009;
•	Net income was $23.0 million or $0.77 per diluted share, compared to $27.6 million or $0.89 per diluted share for the three months ended Sept. 30, 2009;
•
Net pre-tax operating income, or pre-tax income before net realized investment gains and losses and foreign currency exchange gains and losses, was $25.7 million versus $31.7 million in the third quarter of 2009;

•	Net after-tax operating income per diluted share was $0.69 versus $0.82 per diluted share in the year-ago quarter;
•	Book value per share (BVPS) increased to an all-time high of $58.30 at Sept.30, 2010, up 6.5 percent from June 30, 2010, and 14.2 percent from Sept. 30, 2009.

Highlights for the nine months ended Sept. 30, 2010:
•	Total revenue was $1.1 billion compared to $1.2 billion for the first nine months of 2009;
•	Net income was $69.8 million or $2.31 per diluted share versus $76.5 million or $2.48 per diluted share for the nine months ended Sept. 30, 2009;
•
Net pre-tax operating income, or pre-tax income before net realized investment gains and losses, foreign currency exchange gains and losses and an intangible asset impairment charge, was $56.5 million versus $125.4 million for the same nine-month period of 2009;

•	Net after-tax operating income per diluted share was $1.49 versus $3.26 per diluted share for the nine months ended Sept. 30, 2009.

Argo House	T 441 296 5858
110 Pitts Bay Road	F 441 296 6162
Pembroke, Bermuda HM08
www.argolimited.com

Argo Group’s CEO Mark E. Watson III, said, “We produced positive financial results in the third quarter despite the competitive underwriting environment, a major cat event in New Zealand and a sluggish global economy that affects the market niches we serve.  Given these challenges, I’m pleased we have continued to increase book value per share sequentially while at the same time being in a position to return capital to shareholders through share repurchases and cash dividend payments.  Our focus continues to be on effectively managing our capital base and pursuing opportunities that will expand our enterprise through product innovation and geographic diversification.”

FINANCIAL RESULTS

For the three months ended Sept. 30, 2010, net income was $23.0 million or $0.77 per diluted share.  Net operating income after tax was $20.6 million or $0.69 per diluted share.  Third quarter 2010 results were impacted by the New Zealand earthquake that occurred in September 2010.  By comparison, the third quarter of 2009 produced net income of $27.6 million or $0.89 per diluted share, with no material catastrophic losses impacting results.  The three months ended Sept. 30, 2009, produced net operating income after tax of $25.4 million or $0.82 per diluted share.  The differences between net income and net operating income for the three months ended Sept. 30, 2010, include 1) realized gains of $9.1 million pre-tax associated with the Company’s investment portfolio; and 2) foreign currency exchange losses of $3.4 million pre-tax. (See the complete reconciliation in the attached tables.) Included in the results for the three months ended Sept. 30, 2010 and 2009, are favorable prior year reserve development of $3.0 million, net of premium development, and favorable prior year reserve development of $9.5 million, net of premium development, respectively.

Total revenue in the third quarter of 2010 was $333.3 million versus $380.5 million in the same period in 2009.  Earned premiums for the third quarter of 2010 were $288.9 million compared to $347.2 million for the third quarter of 2009.  Net investment income for the three months ended Sept. 30, 2010 and 2009, was $33.6 million and $31.9 million, respectively.  Net realized gains on investments were $9.1 million for the three months ended Sept. 30, 2010, versus net gains on realized investments of $0.7 million for the three months ended Sept. 30, 2009.

The Group combined ratio for the third quarter of 2010 was 101.3 percent versus 98.6 percent for the same period in 2009.  Argo Group’s 2010 third quarter combined ratios for each business segment were as follows: Excess & Surplus Lines at 98.0 percent; Commercial Specialty at 93.6 percent; Reinsurance at 72.2 percent; and International Specialty at 106.9 percent.

At Sept. 30, 2010, the investment portfolio totaled $4.3 billion with a net pre-tax unrealized gain of approximately $267.5 million.

Since June 30, 2010, Argo Group has repurchased $44.8 million or 1.4 million shares of its common stock, including $11.5 million or 330,000 shares, since Sept. 30, 2010.  Year-to-date, the Company has repurchased $81.5 million, or 2.6 million shares of its outstanding common stock, which represents 8.3 percent of its shares outstanding at Dec.31, 2009.

For the nine months ended Sept. 30, 2010, net income was $69.8 million or $2.31 per diluted share.  Net operating income after tax for the first nine months of 2010 was $45.2 million or $1.49 per diluted share.  By comparison, the first nine months of 2009 produced net income of $76.5 million or $2.48 per diluted common share.  Net operating income after tax for the first nine months of 2009 was $100.3 million or $3.26 per diluted share.  The differences between net income and net operating income in the first nine months of 2010 include the following: 1) net realized gains of $28.6 million pre-tax associated with the Company’s investment portfolio; and 2) foreign currency exchange gains of $11.9 million pre-tax. (See the complete reconciliation in the attached tables.) Included in the results for the first nine months of 2010 and 2009 are favorable prior year reserve development of $26.3 million, net of premium development, and favorable prior year reserve development of $12.8 million, net of premium development, respectively.

Total revenue for the nine months ended Sept. 30, 2010, was $1.1 billion versus $1.2 billion in the first nine months of 2009.  Earned premiums for the first nine months of 2010 were $936.9 million compared to $1.1 billion in the first nine months of 2009.  Net investment income for the nine months ended Sept. 30, 2010 and 2009, was $100.5 million and $113.1 million, respectively.  Net investment income in 2009 includes an interest payment of $4.5 million related to a favorable settlement of a state income tax dispute.  Net realized gains on investments were $28.6 million for the nine months ended Sept. 30, 2010, versus net losses on sales of investments and other than temporary impairment write-downs of $20.3 million for the nine months ended Sept. 30, 2009.

The Group combined ratio for the nine months ended Sept. 30, 2010 was 103.1 percent versus 96.9 percent for the same period in 2009.  Argo Group’s combined ratios for each business segment in the first nine months of 2010 were as follows: Excess & Surplus Lines at 98.7 percent; Commercial Specialty at 100.9 percent; Reinsurance at 74.1 percent; and International Specialty at 109.5 percent.

SEGMENT RESULTS

Excess & Surplus Lines (E&S) – For the third quarter of 2010, gross written premiums for E&S totaled $132.7 million, resulting in pre-tax operating income of $15.3 million.  This compares to gross written premiums of $164.5 million and pre-tax operating income of $14.4 million in the third quarter of 2009.  The combined ratios for the third quarter periods of 2010 and 2009, respectively, were 98.0 percent and 100.3 percent.  The underwriting results for the third quarters of 2010 and 2009 include favorable prior years loss development of $1.5 million and $1.4 million, respectively.

For the first nine months of 2010, gross written premiums for E&S totaled $403.6 million, resulting in pre-tax operating income of $43.5 million. This compares to gross written premiums of $486.6 million and pre-tax operating income of $63.6 million in the first three quarters of 2009.  The combined ratios for the first nine months of 2010 and 2009, respectively, were 98.7 percent and 96.4 percent.  The underwriting results for the nine months ended Sept. 30, 2010 include favorable prior year loss development of $9.3 million, compared to favorable prior year loss development of $9.7 million for the same period in 2009.  Results for the first nine-months of 2010 for E&S reflect highly competitive market conditions.

Commercial Specialty – For the third quarter of 2010, gross written premiums for Commercial Specialty were $146.3 million, generating pre-tax operating income of $11.9 million.  This compares to gross written premiums of $166.5 million and pre-tax operating income of $12.1 million for the third quarter of 2009.  The combined ratios for the third quarters of 2010 and 2009, respectively, were 93.6 percent and 95.1 percent.  The underwriting results for the third quarter of 2010 include favorable prior year loss development of $1.9 million versus favorable prior year loss development of $0.4 million in the third quarter of 2009.

During the first nine months of 2010, gross written premiums for Commercial Specialty were $338.2 million, generating pre-tax operating income of $17.7 million.  This compares to gross written premiums of $379.9 million and pre-tax operating income of $34.5 million for the first nine months of 2009.  The combined ratios for the first nine months of 2010 and 2009, respectively, were 100.9 percent and 95.7 percent.  The underwriting results for the first nine months of 2010 include favorable prior year loss development of $5.4 million versus unfavorable prior year loss development of $2.2 million in the first nine months of 2009.  Commercial Specialty’s results year-to-date 2010 also reflect a highly competitive market.

Reinsurance – For the 2010 third quarter, gross written premiums for Reinsurance were $40.2 million, generating pre-tax operating income of $8.4 million and a combined ratio of 72.2 percent.  This compares to gross written premiums of $28.9 million, generating pre-tax operating income of $13.9 million and a combined ratio of 46.7 percent in the third quarter of 2009.  The underwriting results for the third quarter of 2010 include favorable prior year loss development of $2.6 million, compared to favorable prior year loss development of $2.3 million in the third quarter of 2009. The loss ratio for Reinsurance was negatively impacted in the third quarter of 2010 by 23.4 percentage points due to $5.8 million of catastrophe losses, net of reinstatement premiums.

For the first nine months of 2010, gross written premiums for Reinsurance were $168.0 million, generating pre-tax operating income of $23.0 million and a combined ratio of 74.1 percent.  This compares to gross written premiums of $143.0 million, generating pre-tax operating income of $34.0 million and a combined ratio of 55.5 percent in the first nine months of 2009.  The underwriting results for the first nine months of 2010 include favorable prior year loss development of $14.5 million, compared to favorable prior year loss development of $6.7 million in the first nine months of 2009.  The loss ratio for Reinsurance was negatively impacted in the first nine months of 2010 by 26.8 percentage points due to $20.0 million of catastrophe losses, net of reinstatement premiums.

International Specialty – For the three months ended Sept. 30, 2010, International Specialty reported gross written premiums of $79.8 million, generating pre-tax operating income of $0.1 million and a combined ratio of 106.9 percent.  This compares to gross written premiums of $145.4 million, generating pre-tax operating income of $0.7 million and a combined ratio of 100.3 percent in the third quarter of 2009.  Gross written premiums for the three months ended Sept. 30, 2009, includes $40.0 million of property binder business that was late reported and pertained to prior periods.  The decline in gross written premiums was due to the late reported premium in 2009, a planned reduction in certain property classes as well as from competition in the property direct and facultative and certain casualty classes.  Underwriting results for the third quarters of 2010 and 2009, respectively, include unfavorable prior year reserve development of $2.7 million, net of premium development, versus favorable prior year reserve development of $3.4 million, net of premium development. International Specialty’s loss ratio for the third quarter of 2010 was negatively impacted by 7.4 percentage points due to $4.5 million of catastrophic losses.

During the first nine months of 2010, gross written premiums for International Specialty were $329.6 million, generating a pre-tax operating loss of $12.8 million.  This compares to gross written premiums of $562.6 million and pre-tax operating income of $8.1 million for the first nine months of 2009.  The decline in gross written premiums in the first nine months of 2010 versus the same period in 2009 was due to the late reported property binder premium, a planned reduction in certain property classes as well as the impact of increased competition in property direct and facultative and certain casualty classes.  The combined ratios for the first nine months of 2010 and 2009, respectively, were 109.5 percent and 97.6 percent.  The underwriting results for the first nine months of 2010 include unfavorable prior year reserve development of $3.2 million, net of premium development, versus unfavorable prior year reserve development of $1.6 million, net of premium development in the first nine months of 2009.  International Specialty’s loss ratio for the first nine months of 2010 was negatively impacted by 9.2 percentage points due to $21.3 million of catastrophic losses.

Run-off Segment – Argo Group’s Run-off segment includes financial results for (a) asbestos and environmental liabilities; (b) the former Risk Management segment; and (c) all legacy operations for PXRE Group.  For the quarter ended Sept. 30, 2010, the Run-off segment produced a pre-tax operating loss of $2.0 million versus a pre-tax operating loss of $0.5 million for the third quarter of 2009.  Run-off results for the third quarter of 2010 include unfavorable prior year loss development of $0.3 million compared to favorable prior year loss development of $2.0 million in the third quarter of 2009, which included a net after-tax charge of $3.8 million for lost arbitration pertaining to a reinsurance recoverable.

For the nine months ended Sept. 30, 2010, the Run-off segment produced pre-tax operating income of $1.9 million versus $4.1 million for the first nine months of 2009.  Run-off results for the nine months ended Sept. 30, 2010, include favorable prior year loss development of $0.3 million, compared to favorable prior year loss development of $0.2 million in the first nine months of 2009.

CONFERENCE CALL

Argo Group will conduct an investor conference call starting at 9:30 a.m. EDT (10:30 a.m. ADT) tomorrow, Nov. 3, 2010.  A live webcast of the conference call can be accessed by visiting Argo Group’s Investor Relations Website at www.argolimited.com and clicking on “Investors.”  Participants inside the U.S. and Canada can also access the call by phone by dialing (888) 713-4209 (pass code 64213276).  Callers dialing from outside the U.S. and Canada can access the call by dialing (617) 213-4863 (pass code: 64213276).

Argo Group is offering call participants a pre-registration option that expedites access to the call and minimizes hold times.  Those who would like to take advantage of pre-registration can do so by accessing the following website: https://cossprereg.btci.com/prereg/key.process?key=PFAGWGR9D.

Shortly after the conclusion of the conference call, a webcast replay will be made available through December 31, 2010, by visiting www.argolimited.com and clicking on the following links: Investors – News & Events – Webcasts.  In addition, a telephone replay of the call will be available through November 10, 2010, to callers dialing from inside the U.S. and Canada by dialing (888) 286-8010 (pass code 34121014).  Callers dialing from outside the U.S. and Canada can access the call replay by dialing (617) 801-6888 (pass code 34121014).

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Argo Group International Holdings, Ltd. (NasdaqGS: AGII) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of high-quality products and services designed to meet the unique coverage and claims handling needs of businesses in four primary segments: Excess & Surplus Lines, Commercial Specialty, Reinsurance, and International Specialty. Argo Group’s insurance subsidiaries are A. M. Best-rated 'A' (Excellent - third highest rating out of a 16 rating classifications) with a stable outlook, and Standard and Poor’s-rated 'A-' (Strong) with a stable outlook.  Information on Argo Group and its subsidiaries is available at www.argolimited.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are Òforward-looking statementsÓ within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally and also may differ materially from actual future experience involving any one or more of such statements. For a more detailed discussion of such risks and uncertainties, see Argo Group's filings with the SEC. The inclusion of a forward-looking statement herein should not be regarded as a representation by Argo Group that Argo Group's objectives will be achieved. Argo Group undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

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(financial tables follow)

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	September 30,	December 31,
	2010	2009
	(unaudited)
Assets
Total investments	$4,340.6	$4,334.3
Cash and cash equivalents	66.0	18.1
Accrued investment income	31.9	30.8
Receivables	1,561.9	1,760.1
Goodwill and intangible assets	245.3	248.7
Deferred acquisition costs	160.3	185.7
Ceded unearned premiums	183.9	197.7
Other assets	86.1	121.4
Total assets	$6,676.0	$6,896.8

Liabilities and Shareholders' Equity
Reserves for losses and loss adjustment expenses	$3,230.2	$3,203.2
Unearned premiums	749.7	803.6
Ceded reinsurance payable	486.8	707.9
Debt	62.3	69.2
Junior subordinated debentures	311.5	311.4
Other liabilities	160.1	186.6
Total liabilities	5,000.6	5,281.9

Total shareholders' equity	1,675.4	1,614.9
Total liabilities and shareholders' equity	$6,676.0	$6,896.8

Book value per common share	$58.30	$52.36

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
FINANCIAL HIGHLIGHTS
ALL SEGMENTS
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Gross Written Premiums	$398.3	$505.8	$1,238.1	$1,573.9
Net Written Premiums	296.3	387.5	896.8	1,137.2

Earned Premiums	288.9	347.2	936.9	1,062.8
Net Investment Income	33.6	31.9	100.5	113.1
Realized Investment Gains (Losses), net	9.1	0.7	28.6	(20.3)
Fee Income (Expense), net	1.7	0.7	2.0	(1.8)
Total Revenue	333.3	380.5	1,068.0	1,153.8

Losses and Loss Adjustment Expenses	176.9	208.3	604.9	644.6
Underwriting, Acquisition and Insurance Expenses	115.8	133.7	360.7	384.3
Interest Expense	5.8	6.1	17.3	19.8
Foreign Currency Exchange (Gain) Loss	3.4	(5.0)	(11.9)	7.9
Impairment of Intangible Asset	-	-	-	5.9
Total Expenses	301.9	343.1	971.0	1,062.5

Income Before Taxes	31.4	37.4	97.0	91.3
Income Tax Provision	8.4	9.8	27.2	14.8
Net Income	$23.0	$27.6	$69.8	$76.5

Net Income per Common Share (Basic)	$0.78	$0.89	$2.33	$2.49

Net Income per Common Share (Diluted)	$0.77	$0.89	$2.31	$2.48

Weighted Average Common Shares:
Basic	29.5	30.8	30.0	30.7
Diluted	29.9	30.9	30.3	30.8

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
SEGMENT DATA
(in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Excess & Surplus Lines
Gross Written Premiums	$132.7	$164.5	$403.6	$486.6
Net Written Premiums	108.9	138.2	337.2	405.5
Earned Premiums	122.2	138.4	376.0	403.9
Underwriting Income (Loss)	$2.5	$(0.4)	$4.7	$14.3
Net Investment Income	14.4	14.8	43.7	49.3
Interest Expense	(1.6)	-	(4.9)	-
Operating Income Before Taxes	$15.3	$14.4	$43.5	$63.6
Loss Ratio	64.3	66.2	64.6	62.7
Expense Ratio	33.7	34.1	34.1	33.7
GAAP Combined Ratio	98.0%	100.3%	98.7%	96.4%
Commercial Specialty
Gross Written Premiums	$146.3	$166.5	$338.2	$379.9
Net Written Premiums	121.3	133.5	254.8	287.8
Earned Premiums	81.6	90.4	254.2	274.4
Underwriting Income (Loss)	$5.2	$4.4	$(2.1)	$11.8
Net Investment Income	7.2	6.6	22.1	22.4
Interest Expense	(1.0)	-	(3.1)	-
Other Income	0.5	1.1	0.8	0.3
Operating Income Before Taxes	$11.9	$12.1	$17.7	$34.5
Loss Ratio	61.8	66.6	69.0	66.7
Expense Ratio	31.8	28.5	31.9	29.0
GAAP Combined Ratio	93.6%	95.1%	100.9%	95.7%
Reinsurance
Gross Written Premiums	$40.2	$28.9	$168.0	$143.0
Net Written Premiums	20.4	19.1	99.2	91.0
Earned Premiums	24.8	22.9	74.7	63.4
Underwriting Income	$6.9	$12.2	$19.3	$28.2
Net Investment Income	2.4	1.7	6.4	5.8
Interest Expense	(0.9)	-	(2.7)	-
Operating Income Before Taxes	$8.4	$13.9	$23.0	$34.0
Loss Ratio	46.4	14.4	44.4	22.4
Expense Ratio	25.8	32.3	29.7	33.1
GAAP Combined Ratio	72.2%	46.7%	74.1%	55.5%
International Specialty
Gross Written Premiums	$79.8	$145.4	$329.6	$562.6
Net Written Premiums	46.3	96.2	206.8	351.2
Earned Premiums	60.7	95.6	232.2	320.8
Underwriting Income (Loss)	$(4.2)	$(0.3)	$(22.2)	$7.8
Net Investment Income	3.9	1.4	10.6	8.3
Interest Expense	(0.8)	-	(2.4)	-
Other Income (Expense)	1.2	(0.4)	1.2	(8.0)
Operating Income (Loss) Before Taxes	$0.1	$0.7	$(12.8)	$8.1
Loss Ratio	59.6	57.6	66.1	60.5
Expense Ratio	47.3	42.7	43.4	37.1
GAAP Combined Ratio	106.9%	100.3%	109.5%	97.6%

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
RECONCILIATION OF OPERATING INCOME TO NET INCOME
(in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
		(unaudited)		(unaudited)

Net Income Before Taxes:
From Operations	$25.7	$31.7	$56.5	$125.4
Foreign Currency Exchange Gain (Loss)	(3.4)	5.0	11.9	(7.9)
Impairment of Intangible Asset	-	-	-	(5.9)
Realized Investment Gains (Losses), net	9.1	0.7	28.6	(20.3)
Income Before Taxes	31.4	37.4	97.0	91.3
Income Tax Provision	8.4	9.8	27.2	14.8
Net Income	$23.0	$27.6	$69.8	$76.5

Net Income per Common Share (Diluted)	$0.77	$0.89	$2.31	$2.48

Net Income per Common Share on
Net Income (a)	0.84	0.97	2.56	2.37
Foreign Currency Exchange (Gain) Loss (a)	0.09	(0.13)	(0.31)	0.21
Impairment of Intangible Asset (a)	-	-	-	0.15
Realized Investment (Gains) Losses, net (a)	(0.24)	(0.02)	(0.76)	0.53

Operating Income per Common Share (Diluted)	0.69	0.82	1.49	3.26

(a) Per diluted share at assumed tax rate

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